INNOVATIVE SOFTWARE TECHNOLOGIES


April 11, 2003

Grant Thornton LLP
5252 N. Edgewood Drive
Suite 350
Provo, UT  84604

Dear Sirs:

I am in receipt of your letter dated April 4, 2003.

Foremost, let it be understood that we take these matters very seriously. We have forwarded the letters to our board and asked that the independent board members form a special committee to review the information contained in your letters in respect to Mr. Chipman and sales of software in 2001 and 2002. The committee will expect your cooperation as well as access to involved personnel in your firm.

Additionally, we have forwarded the letters to our SEC Counsel to be reviewed and advise us of our reporting requirements.

I would like to point out some major errors in your letter.

One, you state that your firm had no prior knowledge of Mr. Chipman's past. That, in fact, is incorrect. Before engaging your firm, Mr. Wayne Kaplan, a partner of your Philadelphia office, contacted me directly to discuss Mr. Chipman's role with company due to his past convictions. Among other items, it was discussed that he was not an officer or director of the company and that we intended to continue to retain him in his consultancy role. Additionally, we discussed the background on how I met Mr. Chipman and my employment at enSurge, Inc., as well as his. Additionally, we discussed his involvement with the former enSurge subsidiary KT Solutions. In any submission to the SEC, we will have an obligation to report our communications with Mr. Kaplan.

As you are aware, Mr. Chipman's son Chris Chipman, a former Grant Thornton employee, maintained our corporate accounting records and he also disclosed his father's past with your firm.

Please let me remind you that Bill Chipman is not now and has never been an officer or director of Innovative Software Technologies, Inc.

Secondly, in your letter you state that in the representation letters, the Company has assured you that no relationship exists between the Company and its officers on the one hand, and these buyers on the other. Mr. Chipman's former employment at enSurge, Inc. and on going involvement with KT Solutions was fully disclosed to Grant Thornton, even though he was not an officer and/or director of IST. During the preparation of our filings, we were specifically advised by Grant Thornton that Mr. Chipman's past or current involvement with enSurge was not subject to disclosure, although mine as the current President and CEO of Innovative Software and former President and CEO of enSurge would be. Thus, it was reported in the filings as directed and advised.

Third, on the sale of the software for securities, Grant Thornton was advised in advance of the transactions, during the transaction and gave advice on the transactions. Specifically, Wayne Kaplan had multiple conversations with me about possible revenue recognition and balance sheet issues. On the sales to enSurge subsidiaries, your firm during the audit, required many technical details on the platforms and conducted due diligence as to the technical validity of the software and the delivery of the sale.
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Additionally, your letter raises the question about the devaluation of KT common stock on our books then we enter into an agreement to sell the Business Development Series for preferred securities with the same company. We believed that the preferred securities would be a more stable tangible asset and wouldn't be prone to market collapse, as did the common stock we held. One of our stated goals has been to build our tangible asset base, which is necessary for qualifications to both the NASDAQ and American Stock Exchanges. Months after the transaction with KT, we entered into a confidentiality agreement with prospects of potentially acquiring one of their subsidiaries. Discussions that were initiated by KT management.

During our due diligence, we found that KT Solutions was practically insolvent and could not be considered for acquisition. In subsequent conversations with Steve Burke, CEO, he informed us that they were engaging bankruptcy counsel and would be filing for Chapter 7 - liquidation. While we would have liked to have kept the preferred stock on our balance sheet, it was agreed that the conservative and proper accounting method would be to write it off, thus incurring an unwanted but valid loss. I was not aware of any concerns by Grant Thornton regarding the transaction or write down until your letter.

Most recently, we have discussed these write-downs and transactions with an outside CPA firm and they confirmed that this was the proper approach based on our knowledge of the bankruptcy.

It is of great concern to our company the way that Grant Thornton and its representatives have conducted themselves. Until the conference call last Friday and the follow up letter, none of the transactional issues had ever been raised by your firm. There was no communication, no questions and based on your letters
- very little regard to research or fact.

Sincerely,


/s/ Douglas S Hackett
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Douglas S Hackett
President & CEO
Innovative Software Technologies, Inc.







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